Exhibit 99.1

       Contact:   Dean J. Brydon, CEO
       Jonathan A. Fischer, President & COO
          Marci A. Basich, CFO
          (360) 533-4747
                          www.timberlandbank.com

Timberland Bancorp Third Fiscal Quarter Net Income Increases to $7.10 Million

•	Quarterly EPS Increases 22% to $0.90 from $0.74 One Year Ago
•	Quarterly Net Interest Margin Increases to 3.80%
•	Quarterly Return on Average Assets Increases to 1.47%
•	Quarterly Return on Average Equity Increases to 11.23%
•	Announces New Stock Repurchase Program

HOQUIAM, WA – July 22, 2025 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $7.10 million, or $0.90 per diluted common share for the quarter ended June 30, 2025.  This compares to net income of $6.76 million, or $0.85 per diluted common share for the preceding quarter and $5.92 million, or $0.74 per diluted common share, for the comparable quarter one year ago.

For the first nine months of fiscal 2025, Timberland’s net income increased 16% to $20.72 million, or $2.60 per diluted common share, from $17.93 million, or $2.21 per diluted common share for the first nine months of fiscal 2024.

“Timberland delivered solid third fiscal quarter results, driven by continued net interest margin expansion and steady balance sheet growth,” stated Dean Brydon, Chief Executive Officer.  “Net income and earnings per share increased 20% and 22%, respectively, compared to the third fiscal quarter a year ago.  Compared to the prior quarter, net income and earnings per share increased 5% and 6%, respectively, primarily due to higher net interest income and non-interest income.  We also posted year-over-year improvements across all key profitability metrics, and our tangible book value per share (non-GAAP) continued its upward trend.  Looking ahead we believe our strong capital position, solid earnings, and continued focus on disciplined growth position us well to navigate the current environment and drive long-term shareholder value.”

“As a result of Timberland’s strong earnings and sound capital position, our Board of Directors announced a quarterly cash dividend to shareholders of $0.26 per share, payable on August 22, 2025, to shareholders of record on August 8, 2025,” stated Jonathan Fischer, President and Chief Operating Officer.  “This represents the 51st consecutive quarter Timberland will have paid a cash dividend.  In addition, the Company also announced the adoption of a new stock repurchase program.  We believe Timberland stock presents a strong investment opportunity, and buying back shares is a strategy to enhance long-term value for shareholders.  Under the new repurchase program, the Company may repurchase up to 5% of the outstanding shares, or 393,842 shares.  The new stock repurchase program replaces our existing stock repurchase program, which had 31,762 shares available to be repurchased.”

“Our net interest margin continued to show positive momentum in the third fiscal quarter, expanding to 3.80%,” said Marci Basich, Chief Financial Officer.  “This represents a one basis point increase from the prior quarter and a 27 basis point improvement compared to the same period last year, reflecting our disciplined asset-liability management and favorable shift in earning asset yields.  Total deposits grew by $19 million, or 1%, during the quarter, driven primarily by higher balances in certificates of deposit. This growth highlights the continued strength of our customer relationships and the effectiveness of our deposit-gathering strategies. We remain focused on maintaining a well-balanced funding mix while sustaining stable margin performance going forward.”

“The loan portfolio continues to expand at a steady pace, with growth of 2% over the prior quarter and 3% year-over year,” Brydon continued.  “Credit quality remains an area we are monitoring closely, as we are seeing a mix of stable-to-positive trends alongside a few metrics that have shown modest deterioration.  Net charge-offs continue to be minimal, with net recoveries of $1,000 during the third quarter. Our non-performing assets (“NPA”) ratio increased to 0.21% at June 30, 2025, compared to 0.13% at the end of the prior quarter.  However, it remains a slight improvement from the 0.22% reported a year ago.  Although non-accrual loans increased this quarter primarily due to a single matured loan, total non-accrual balances remain modestly below year-ago levels.”

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

Earnings and Balance Sheet Highlights (at or for the periods ended June 30, 2025, compared to June 30, 2024, or March 31, 2025):

   Earnings Highlights:
•
Earnings per diluted common share (“EPS”) increased 6% to $0.90 for the current quarter from $0.85 for the preceding quarter and increased 22% from $0.74 for the comparable quarter one year ago; EPS increased 18% to $2.60 for the first nine months of fiscal 2025 from $2.21 for the first nine months of fiscal 2024;

•
Net income increased 5% to $7.10 million for the current quarter from $6.76 million for the preceding quarter and increased 20% from $5.92 million for the comparable quarter one year ago; Net income increased 16% to $20.72 million for the first nine months of fiscal 2025 from $17.93 million for the first nine months of fiscal 2024;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 11.23% and 1.47%, respectively;
•	Net interest margin (“NIM”) for the current quarter expanded to 3.80% from 3.79% for the preceding quarter and 3.53% for the comparable quarter one year ago; and
•	The efficiency ratio for the current quarter improved to 54.48% from 56.25% for the preceding quarter and 58.97% for the comparable quarter one year ago.

  Balance Sheet Highlights:
•	Total assets increased 1% from the prior quarter and increased 3% year-over-year;
•	Net loans receivable increased 2% from the prior quarter and increased 3% year-over-year;
•	Total deposits increased 1% from the prior quarter and increased 3% year-over-year;
•	Total shareholders’ equity increased 2% from the prior quarter and increased 6% year-over-year; 34,236 shares of common stock were repurchased during the current quarter for $1.02 million;
•	Non-performing assets to total assets ratio was 0.21% at June 30, 2025 compared to 0.13% at March 31, 2025 and 0.22% at June 30, 2024;
•	Book and tangible book (non-GAAP) values per common share increased to $32.58 and $30.62 respectively, at June 30, 2025; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at June 30, 2025 with only $20 million in borrowings and additional secured borrowing line capacity of $674 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for credit losses plus non-interest income) for the current quarter increased 3% to $20.50 million from $19.90 million for the preceding quarter and increased 9% from $18.77 million for the comparable quarter one year ago.  The increase in operating revenue compared to the preceding quarter was primarily due to increases in total interest and dividend income and non-interest income, which were partially offset by an increase in total funding costs.  Operating revenue increased 8% to $60.06 million for the first nine months of fiscal 2025 from $55.82 million for the first nine months of fiscal 2024, primarily due to an increase in total interest and dividend income, which was partially offset by an increase in funding costs.

Net interest income increased $409,000, or 2%, to $17.62 million for the current quarter from $17.21 million for the preceding quarter and increased $1.64 million, or 10%, from $15.98 million for the comparable quarter one year ago.  The increase in net interest income compared to the preceding quarter was primarily due to a $20.80 million increase in the average balance of total interest-earning assets and, to a lesser extent, a two-basis point increase in the weighted average yield on total interest-earning assets to 5.50% from 5.48%.  These increases were partially offset by a $20.21 million increase in the average balance of interest-bearing liabilities and a two-basis point increase in the weighted average cost of interest-bearing liabilities.  Timberland’s NIM for the current quarter expanded to 3.80% from 3.79% for the preceding quarter and 3.53% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately four basis points due to the collection of $102,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $68,000 of the fair value discount on acquired loans.  The NIM for the preceding quarter was increased by approximately five basis points due to the collection of $201,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $17,000 of the fair value discount on acquired loans.  The NIM for the comparable quarter one year ago was increased by approximately three basis points due to the collection of $124,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $9,000 of the fair value discount on acquired loans.  Net interest income for the first nine months of fiscal 2025 increased $4.19

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

million, or 9%, to $51.81 million from $47.62 million for the first nine months of fiscal 2024, primarily due to a 32 basis point increase in the weighted average yield of total interest-earning assets to 5.49% from 5.17% and a $49.96 million increase in the average balance of total interest-earning assets.  These increases to net interest income were partially offset by a seven basis point increase in the weighted average cost of interest-bearing liabilities to 2.53% from 2.46% and a $58.86 million increase in the average balance of total interest-bearing liabilities. Timberland’s NIM expanded to 3.74% for the first nine months of fiscal 2025 from 3.53% for the first nine months of fiscal 2024.

A $351,000 provision for credit losses on loans was recorded for the quarter ended June 30, 2025.  The provision was primarily due to loan portfolio growth and changes in the composition of the loan portfolio.  This compares to a $237,000 provision for credit losses on loans for the preceding quarter and a $264,000 provision for credit losses on loans for the comparable quarter one year ago.  In addition, a $93,000 provision for credit losses on unfunded commitments and a $4,000 recapture of credit losses on investment securities were recorded for the current quarter.

Non-interest income increased $188,000, or 7%, to $2.88 million for the current quarter from $2.69 million for the preceding quarter and increased $84,000, or 3%, from $2.79 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to an increase in ATM and debit card interchange transaction fees and smaller changes in several other categories.  Fiscal year-to-date non-interest income increased by 1%, to $8.26 million from $8.20 million for the first nine months of fiscal 2024.

Total operating (non-interest) expenses for the current quarter decreased $27,000 (less than 1%), to $11.17 million from $11.19 million for the preceding quarter and increased $98,000, or 1%, from $11.07 million for the comparable quarter one year ago.  The decrease in operating expenses compared to the preceding quarter was primarily due to decreases in salaries and employee benefits, premises and equipment, technology and communications, professional fees, and smaller decreases in several other expense categories.  These decreases were partially offset by increases in state and local taxes and smaller increases in several other expense categories.  The efficiency ratio for the current quarter improved to 54.48% from 56.25% for the preceding quarter and 58.97% for the comparable quarter one year ago.  Fiscal year-to-date operating expenses increased 2% to $33.43 million from $32.68 million for the first nine months of fiscal 2024.  The efficiency ratio for the first nine months of fiscal 2025 improved to 55.65% from 58.55% for the first nine months of fiscal 2024.

The provision for income taxes for the current quarter increased $85,000, or 5%, to $1.79 million from $1.71 million for the preceding quarter, primarily due to higher taxable income. Timberland’s effective income tax rate was 20.1% for the quarter ended June 30, 2025, compared to 20.2% for the quarter ended March 31, 2025 and 20.6% for the quarter ended June 30, 2024.  Timberland’s effective income tax rate was 20.1% for the first nine months of fiscal 2025 compared to 20.2% for the first nine months of fiscal 2024.

Balance Sheet Management

Total assets increased $24.46 million, or 1%, during the quarter to $1.96 billion at June 30, 2025 from $1.93 billion at March 31, 2025 and increased $56.56 million, or 3%, from $1.90 billion one year ago.  The increase during the current quarter was primarily due to a $21.42 million increase in net loans receivable and smaller increases in several other categories.

Liquidity

Timberland has continued to maintain a strong liquidity position, both on-balance sheet and off-balance sheet.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 17.0% of total liabilities at June 30, 2025, compared to 16.9% at March 31, 2025, and 14.7% one year ago.  Timberland also had secured borrowing line capacity of $674 million available through the FHLB and the Federal Reserve at June 30, 2025.  With a strong and diversified deposit base, only 17% of Timberland’s deposits were uninsured or uncollateralized at June 30, 2025.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable increased $21.42 million, or 2%, during the quarter to $1.44 billion at June 30, 2025 from $1.42 billion at March 31, 2025.  This increase was primarily due to a $21.83 million increase in multi-family loans, a $5.67 million increase in commercial real estate loans, a $3.89 million increase in land loans and smaller increases in several other loan categories.  These increases were partially offset by a $5.50 million decrease in construction loans, a $4.80 million decrease in commercial

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

business loans, and smaller decreases in several other loan categories. The increase in multi-family loans was, in large part, due to several multi-family construction projects being completed and converting to permanent financing during the quarter.

Loan Portfolio
($ in thousands)
	June 30, 2025		March 31, 2025		June 30, 2024
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$317,574	21%	$315,421	21%	$288,611	19%
Multi-family	200,418	13	178,590	12	177,950	12
Commercial	607,924	40	602,248	40	597,865	40
Construction - custom and
owner/builder	128,900	8	114,401	7	128,222	9
Construction - speculative one-to four-family	9,595	1	9,791	1	11,441	1
Construction - commercial	15,992	1	22,352	1	32,130	2
Construction - multi-family	32,731	2	46,602	3	35,631	2
Construction - land
development	15,461	1	15,032	1	19,104	1
Land	36,193	2	32,301	2	32,384	2
Total mortgage loans	1,364,788	89	1,336,738	88	1,323,338	88

Consumer loans:
Home equity and second
mortgage	47,511	3	47,458	3	43,679	3
Other	2,176	--	2,375	--	3,121	--
Total consumer loans	49,687	3	49,833	3	46,800	3

Commercial loans:
Commercial business loans	126,497	8	131,243	9	136,213	9
SBA PPP loans	101	--	156	--	314	--
Total commercial loans	126,598	8	131,399	9	136,527	9
Total loans	1,541,073	100%	1,517,970	100%	1,506,665	100%
Less:
Undisbursed portion of
construction loans in
process	(76,272)		(75,042)		(87,196)
Deferred loan origination
fees	(5,427)		(5,329)		(5,404)
Allowance for credit losses	(17,878)		(17,525)		(17,046)
Total loans receivable, net	$1,441,496		$1,420,074		$1,397,019
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $1,763, $1,151, and $1,795 at June 30, 2025, March 31, 2025, and June 30, 2024, respectively.

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of June 30, 2025:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouses	$128,822	21%	8%	$1,301	$161
Medical/dental offices	81,238	13	5	1,269	--
Office buildings	68,916	11	5	801	--
Other retail buildings	54,472	9	3	567	--
Mini-storage	38,483	6	2	1,539	--
Hotel/motel	31,656	5	2	2,638	--
Restaurants	27,485	5	2	585	--
Gas stations/conv. stores	24,359	4	2	1,015	--
Churches	14,690	3	1	918	--
Nursing homes	13,532	2	1	2,255	--
Shopping centers	10,507	2	1	1,751	--
Mobile home parks	8,882	2	1	444	--
Additional CRE	104,882	17	7	760	--
Total CRE	$607,924	100%	40%	$951	$161

Timberland originated $81.99 million in loans during the quarter ended June 30, 2025, compared to $56.76 million for the preceding quarter and $74.32 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $5.11 million were sold compared to $5.17 million for the preceding quarter and $3.05 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment increased $2.04 million, or 1%, to $237.36 million at June 30, 2025, from $235.33 million at March 31, 2025. The increase was primarily due to the purchase of additional U.S. government agency mortgage-backed investment securities and U.S. Treasury investment securities.  Partially offsetting these increases was the sale of $13.49 million available for sale investment securities, which resulted in a net gain of $24,000.

Deposits

Total deposits increased $18.65 million, or 1%, during the quarter to $1.67 billion at June 30, 2025, from $1.65 billion at March 31, 2025.  The quarter’s increase consisted of a $16.01 million increase in certificates of deposit account balances, a $4.66 million increase in money market account balances, and a $1.60 million increase in NOW checking account balances. These decreases were partially offset by a $2.03 million decrease in savings account balances and a $1.59 million decrease in non-interest-bearing checking account balances.

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

Deposit Breakdown ($ in thousands)
	June 30, 2025		March 31, 2025		June 30, 2024
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$406,222	24%	$407,811	25%	$407,125	25%
NOW checking	334,922	20	333,325	20	324,795	20
Savings	205,829	12	207,857	13	207,921	13
Money market	305,207	18	300,552	18	327,162	20
Certificates of deposit under $250	244,063	15	227,137	14	195,022	12
Certificates of deposit $250 and over	126,254	8	124,009	7	117,788	7
Certificates of deposit – brokered	46,980	3	50,139	3	48,731	3
Total deposits	$1,669,477	100%	$1,650,830	100%	$1,628,544	100%

Borrowings

Total borrowings were $20.00 million at both June 30, 2025 and March 31, 2025.  At June 30, 2025, the weighted average rate on the borrowings was 3.97%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $4.14 million, or 2%, to $256.66 million at June 30, 2025, from $252.52 million at March 31, 2025, and increased $15.44 million, or 6%, from $241.22 million at June 30, 2024.  The increase in shareholders’ equity during the quarter was primarily due to net income of $7.10 million, which was partially offset by the payment of $2.05 million in dividends to shareholders and the repurchase of 34,236 shares of common stock for $1.02 million (an average price of $29.74 per share).

Timberland remains well capitalized with a total risk-based capital ratio of 20.54%, a Tier 1 leverage capital ratio of 12.63%, a tangible common equity to tangible assets ratio (non-GAAP) of 12.42%, and a shareholders’ equity to total assets ratio of 13.11% at June 30, 2025.  Timberland’s held to maturity investment securities were $141.57 million at June 30, 2025, with a net unrealized loss of $5.99 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 12.90%, compared to 13.11%, as reported.

New Stock Repurchase Program

The Company announced a new stock repurchase program today.  Under the repurchase program, the Company may repurchase up to 5% of the Company’s outstanding shares, or 393,842 shares.  The new stock repurchase program replaces the existing stock repurchase program which had 31,762 shares available to be repurchased.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission (“SEC”).  Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interest of both the Company and its shareholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the SEC and other applicable legal requirements.  The repurchase program may be suspended, terminated, or modified at any time for any reason, including market conditions, the cost of repurchasing the shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate.  These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares.

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

Asset Quality
Timberland’s non-performing assets to total assets ratio was 0.21% at June 30, 2025, compared to 0.13% at March 31, 2025 and 0.22% at June 30, 2024.  Net recoveries totaled $1,000 for the current quarter compared to net charge-offs of less than $1,000 for the preceding quarter and net charge-offs of $36,000 for the comparable quarter one year ago.  During the current quarter, provisions for credit losses of $351,000 on loans and $93,000 unfunded commitments were made, which was partially offset by a $4,000 recapture of credit losses on investment securities.  The allowance for credit losses (“ACL”) for loans as a percentage of loans receivable was 1.23% at June 30, 2025, compared to 1.22% at March 31, 2025 and 1.21% one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $2.86 million or 86%, to $6.18 million at June 30, 2025, from $3.32 million at March 31, 2025 and increased $1.95 million, or 46%, from $4.23 million at June 30, 2024.  Non-accrual loans increased $1.52 million, or 65%, to $3.84 million at June 30, 2025 from $2.33 million at March 31, 2025 and decreased $277,000, or 7%, from $4.12 million at March 31, 2024.  The quarterly increase in non-accrual loans was primarily due to one loan (secured by several single family homes) being past maturity.  The loan is well collateralized (based on recent appraisals) and the Bank is working with the borrower to renew the loan.  Loans graded “Substandard” totaled $32.37 million (or 2% of total loans receivable) at June 30, 2025.

Non-Accrual Loans
($ in thousands)

	June 30, 2025		March 31, 2025		June 30, 2024
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$1,781	1	$47	1	$135	2
Commercial	161	2	324	3	1,310	4
Construction – custom and
owner/builder	--	--	--	--	152	1
Total mortgage loans	1,942	3	371	4	1,597	7

Consumer loans:
Home equity and second
mortgage	575	3	575	3	615	3
Other	--	--	--	--	--	--
Total consumer loans	575	3	575	3	615	3

Commercial business loans	1,326	9	1,381	11	1,908	8
Total loans	$3,843	15	$2,327	18	$4,120	18

Timberland had two properties classified as other real estate owned (“OREO”) at June 30, 2025:

	June 30, 2025		March 31, 2025		June 30, 2024
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Other real estate owned:
Commercial	$221	1	$221	1	$--	--
Land	--	1	--	1	--	1
Total mortgage loans	$221	2	$221	2	$--	1

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans,

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; continuing elevated levels of inflation and the impact of current and future monetary policies of the Board of Governors of the Federal Reserve System ("Federal Reserve") in response thereto; the effects of any federal government shutdown; credit risks of lending activities, including any deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio resulting in our ACL not being adequate to cover actual losses and thus requiring us to materially increase our ACL through the provision for credit losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks described elsewhere in this press release and in the Company's other reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2025	2025	2024
Interest and dividend income
Loans receivable	$21,411	$20,896	$19,537
Investment securities	2,064	2,003	2,335
Dividends from mutual funds, FHLB stock and other investments	83	82	94
Interest bearing deposits in banks	1,986	1,884	2,173
Total interest and dividend income	25,544	24,865	24,139

Interest expense
Deposits	7,721	7,454	7,938
Borrowings	201	198	220
Total interest expense	7,922	7,652	8,158
Net interest income	17,622	17,213	15,981
Provision for credit losses – loans	351	237	264
Recapture of credit losses – investment securities	(4)	(5)	(12)
Prov. for (recapture of ) credit losses - unfunded commitments	93	14	(8)
Net int. income after provision for (recapture of) credit losses	17,182	16,967	15,737

Non-interest income
Service charges on deposits	966	959	1,014
ATM and debit card interchange transaction fees	1,262	1,176	1,297
Gain on sales of investment securities, net	24	--	--
Gain on sales of loans, net	138	122	68
Bank owned life insurance (“BOLI”) net earnings	171	165	158
Other	314	265	254
Total non-interest income, net	2,875	2,687	2,791

Non-interest expense
Salaries and employee benefits	5,825	5,977	5,928
Premises and equipment	973	1,075	1,011
Gain on sale of premises and equipment, net	--	--	(3)
Advertising	182	189	211
OREO and other repossessed assets, net	8	9	--
ATM and debit card processing	658	521	580
Postage and courier	137	142	130
State and local taxes	570	335	335
Professional fees	341	431	335
FDIC insurance	211	219	208
Loan administration and foreclosure	99	155	156
Technology and communications	993	1,121	1,086
Deposit operations	345	319	450
Amortization of core deposit intangible (“CDI”)	45	45	56
Other, net	780	656	586
Total non-interest expense, net	11,167	11,194	11,069

Income before income taxes	8,890	8,460	7,459
Provision for income taxes	1,790	1,705	1,535
Net income	$7,100	$6,755	$5,924

Net income per common share:
Basic	$0.90	$0.85	$0.74
Diluted	0.90	0.85	0.74

Weighted average common shares outstanding:
Basic	7,893,308	7,937,063	8,004,552
Diluted	7,921,762	7,968,632	8,039,345

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	June 30,
	2025	2024
Interest and dividend income
Loans receivable	$63,339	$56,841
Investment securities	6,205	6,892
Dividends from mutual funds, FHLB stock and other investments	252	266
Interest bearing deposits in banks	5,870	5,791
Total interest and dividend income	75,666	69,790

Interest expense
Deposits	23,259	21,383
Borrowings	602	787
Total interest expense	23,861	22,170
Net interest income	51,805	47,620
Provision for credit losses – loans	640	810
Recapture of credit losses – investment securities	(14)	(20)
Prov. for (recapture of) credit losses - unfunded commitments	87	(130)
Net int. income after provision for (recapture of) credit losses	51,092	46,960

Non-interest income
Service charges on deposits	2,924	3,024
ATM and debit card interchange transaction fees	3,706	3,773
Gain on sales of investment securities, net	24	--
Gain on sales of loans, net	303	188
Bank owned life insurance (“BOLI”) net earnings	503	470
Other	799	749
Total non-interest income, net	8,259	8,204

Non-interest expense
Salaries and employee benefits	17,893	17,863
Premises and equipment	2,998	3,065
Gain on sale of premises and equipment, net	--	(3)
Advertising	552	556
OREO and other repossessed assets, net	17	1
ATM and debit card processing	1,700	1,796
Postage and courier	401	401
State and local taxes	1,251	979
Professional fees	1,118	908
FDIC insurance	640	624
Loan administration and foreclosure	383	395
Technology and communications	3,253	3,101
Deposit operations	997	1,094
Amortization of core deposit intangible (“CDI”)	135	169
Other, net	2,090	1,735
Total non-interest expense, net	33,428	32,684

Income before income taxes	25,923	22,480
Provision for income taxes	5,208	4,552
Net income	$20,715	$17,928

Net income per common share:
Basic	$2.61	$2.22
Diluted	2.60	2.21

Weighted average common shares outstanding:
Basic	7,929,626	8,067,068
Diluted	7,963,412	8,109,043

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2025	2025	2024
Assets
Cash and due from financial institutions	$32,532	$26,010	$25,566
Interest-bearing deposits in banks	161,095	165,201	133,347
Total cash and cash equivalents	193,627	191,211	158,913

Certificates of deposit (“CDs”) held for investment, at cost	8,462	8,711	10,458
Investment securities:
Held to maturity, at amortized cost (net of ACL – investment securities)	141,570	140,954	176,787
Available for sale, at fair value	86,475	84,807	74,515
Investments in equity securities, at fair value	855	853	836
FHLB stock	2,045	2,045	2,037
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	1,763	1,151	1,795

Loans receivable	1,459,374	1,437,599	1,414,065
Less: ACL – loans	(17,878)	(17,525)	(17,046)
Net loans receivable	1,441,496	1,420,074	1,397,019

Premises and equipment, net	21,490	21,436	21,558
OREO and other repossessed assets, net	221	221	--
BOLI	24,113	23,942	23,436
Accrued interest receivable	7,174	7,127	7,045
Goodwill	15,131	15,131	15,131
CDI	316	361	508
Loan servicing rights, net	911	1,051	1,526
Operating lease right-of-use assets	1,248	1,324	1,550
Other assets	7,295	9,331	4,515
Total assets	$1,957,192	$1,932,730	$1,900,629

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$406,222	$407,811	$407,125
Deposits: Interest-bearing	1,263,255	1,243,019	1,221,419
Total deposits	1,669,477	1,650,830	1,628,544

Operating lease liabilities	1,350	1,426	1,649
FHLB borrowings	20,000	20,000	20,000
Other liabilities and accrued expenses	9,701	7,950	9,213
Total liabilities	1,700,528	1,680,206	1,659,406

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,876,853 shares issued and outstanding – June 30, 2025 7,903,489 shares issued and outstanding – March 31, 2025 7,953,431 shares issued and outstanding – June 30, 2024	27,226	28,028	30,681
Retained earnings	230,213	225,166	211,087
Accumulated other comprehensive loss	(775)	(670)	(545)
Total shareholders’ equity	256,664	252,524	241,223
Total liabilities and shareholders’ equity	$1,957,192	$1,932,730	$1,900,629

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

	Three Months Ended
PERFORMANCE RATIOS:	June 30, 2025	March 31, 2025	June 30, 2024
Return on average assets (a)	1.47%	1.43%	1.25%
Return on average equity (a)	11.23%	10.95%	9.95%
Net interest margin (a)	3.80%	3.79%	3.53%
Efficiency ratio	54.48%	56.25%	58.97%

	Nine Months Ended
	June 30, 2025		June 30, 2024
Return on average assets (a)	1.44%		1.27%
Return on average equity (a)	11.07%		10.10%
Net interest margin (a)	3.74%		3.53%
Efficiency ratio	55.65%		58.55%

	Three Months Ended
ASSET QUALITY RATIOS AND DATA: ($ in thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Non-accrual loans	$3,843	$2,327	$4,120
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	38	41	72
OREO and other repossessed assets	221	221	--
Total non-performing assets (b)	$4,102	$2,589	$4,192

Non-performing assets to total assets (b)	0.21%	0.13%	0.22%
Net charge-offs (recoveries) during quarter	$(1)	$--	$36
Allowance for credit losses - loans to non-accrual loans	465%	753%	414%
Allowance for credit losses - loans to loans receivable (c)	1.23%	1.22%	1.21%

CAPITAL RATIOS:
Tier 1 leverage capital	12.63%	12.55%	12.04%
Tier 1 risk-based capital	19.29%	19.04%	17.97%
Common equity Tier 1 risk-based capital	19.29%	19.04%	17.97%
Total risk-based capital	20.54%	20.29%	19.22%
Tangible common equity to tangible assets (non-GAAP)	12.42%	12.36%	11.97%

BOOK VALUES:
Book value per common share	$32.58	$31.95	$30.33
Tangible book value per common share (d)	30.62	29.99	28.36
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.
(c)  Does not include loans held for sale and is before the allowance for credit losses.
(d)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	June 30, 2025		March 31, 2025		June 30, 2024
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,450,350	5.92%	$1,435,999	5.90%	$1,391,582	5.65%
Investment securities and FHLB stock (1)	232,272	3.71	232,532	3.64	268,954	3.63
Interest-earning deposits in banks and CDs	178,887	4.45	172,175	4.44	161,421	5.41
Total interest-earning assets	1,861,509	5.50	1,840,706	5.48	1,821,957	5.33
Other assets	79,715		77,563		82,008
Total assets	$1,941,224		$1,918,269		$1,903,965

Liabilities and Shareholders’ Equity
NOW checking accounts	$333,074	1.39%	$328,115	1.32%	$329,344	1.29%
Money market accounts	304,526	3.16	306,137	3.18	326,023	3.56
Savings accounts	205,592	0.35	206,054	0.28	208,488	0.27
Certificates of deposit accounts	363,342	3.77	343,945	3.82	311,545	4.21
Brokered CDs	48,028	4.83	50,104	4.85	45,442	5.32
Total interest-bearing deposits	1,254,562	2.47	1,234,355	2.45	1,220,842	2.62
Borrowings	20,002	4.03	20,000	4.04	20,001	4.42
Total interest-bearing liabilities	1,274,564	2.49	1,254,355	2.47	1,240,843	2.64

Non-interest-bearing demand deposits	402,717		403,738		413,494
Other liabilities	10,266		10,064		10,245
Shareholders’ equity	253,677		250,112		239,383
Total liabilities and shareholders’ equity	$1,941,224		$1,918,269		$1,903,965

Interest rate spread		3.01%		3.01%		2.69%
Net interest margin (2)		3.80%		3.79%		3.53%
Average interest-earning assets to
average interest-bearing liabilities	146.05%		146.75%		146.83%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands)
(unaudited)

	For the Nine Months Ended
	June 30, 2025		June 30, 2024
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,441,506	5.87%	$1,363,213	5.57%
Investment securities and FHLB stock (1)	237,400	3.81	294,789	3.24
Interest-earning deposits in banks and CDs	172,591	4.55	143,537	5.39
Total interest-earning assets	1,851,497	5.49	1,801,539	5.17
Other assets	77,595		81,650
Total assets	$1,929,092		$1,883,189

Liabilities and Shareholders’ Equity
NOW checking accounts	$329,883	1.36%	$358,052	1.48%
Money market accounts	311,762	3.26	273,683	3.09
Savings accounts	205,764	0.30	214,275	0.24
Certificates of deposit accounts	346,313	3.89	291,707	4.12
Brokered CDs	48,169	4.71	42,856	5.37
Total interest-bearing deposits	1,241,891	2.50	1,180,573	2.42
Borrowings	20,001	4.02	22,457	4.68
Total interest-bearing liabilities	1,261,892	2.53	1,203,030	2.46

Non-interest-bearing demand deposits	406,906		431,849
Other liabilities	10,159		11,273
Shareholders’ equity	250,135		237,037
Total liabilities and shareholders’ equity	$1,929,092		$1,883,189

Interest rate spread		2.96%		2.71%
Net interest margin (2)		3.74%		3.53%
Average interest-earning assets to
average interest-bearing liabilities	146.72%		149.75%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2025 Earnings
July 22, 2025

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	June 30, 2025	March 31, 2025	June 30, 2024

Shareholders’ equity	$ 256,664	$ 252,524	$ 241,223
Less goodwill and CDI	(15,447)	(15,492)	(15,639)
Tangible common equity	$ 241,217	$ 237,032	$ 225,584

Total assets	$ 1,957,192	$ 1,932,730	$ 1,900,629
Less goodwill and CDI	(15,447)	(15,492)	(15,639)
Tangible assets	$ 1,941,745	$ 1,917,238	$ 1,884,990